Idaho Tax-Exempt Fund   Annual Report
We are greatly pleased to inform you that Morningstar Mutual Funds has awarded your Fund its coveted five-star rating as of November 30, 1995. The Morningstar rating is a widely respected measure of risk-adjusted performance.* We are proud of this accomplishment and work hard to continue the Fund's to performance.

November 30, 1995
Fellow Shareowners:

Where do we go from here? Our last letter was very optimistic about the potential returns from financial assets for the remainder of the century. Throughout fiscal 1995 we were correct and our positive outlook remains. In the fiscal year just ended, your Fund brought you a total return of 16.68%. At November 30, the 30-day yield on your Fund was 4.6%, tax-free.

Politically, the climate is still favorable though not as bullish as last fall: lower taxes and higher speed limits. The debate has shifted from increasing government expenditures to whether, where and how much to cut. For bond investors, we continue to believe this trend means slow growth and low interest rates.

During 1995, concerns over the possibility of a flat (or at least flatter) tax structure put some pressure on bond prices by increasing the return that holders of municipal bonds demanded. This phenomenon produced an opportunity for buying quality bonds cheaply. We capitalized on that opportunity when we could.

The Fund remains conservative in approach, positioned to serve as an anchor in your investment portfolio. We employ no leverage, purchase no derivatives or employ any other risk-enhancing techniques.

Our staff and portfolio managers always welcome your comments and suggestions. Only with your help can we be certain that we are meeting your investment needs--our primary objective. We appreciate your investing with us.

   With best wishes for the New Year,

 Nicholas Kaiser,                            Phelps McIlvaine,
  President                                  Vice  President, Portfolio Manager


------------------
*Morningstar's proprietary ratings reflect historical risk-adjusted performance. The ratings are subject to change each month, and are calculated from a fund's 3 and 5-year average annual returns with sales charge adjustments (if any) and a risk factor that reflects performance relative to three month Treasury bill returns. Ten per cent of the funds in a Morningstar investment category receive five stars. From time to time the adviser has waived all or a portion of fees or expenses, resulting in higher returns.
Naturally, past performance may not indicate future results.

Investments
November 30, 1995

Rating     Issuer                                     Coupon/Maturity          Face Amount      Market Value
-------------------------------------------------------------------------------------------------------------
                                                                                                         ----

General Obligation (2.0)%
    A      Bannock County Jail Bond                6.00% due 9/1/2012         $100,000          $105,966

Housing (11.6%)
    AA     Idaho Housing Authority
           Single Fam Mortgage, B-1                6.85% due 7/1/2012          110,000           114,695
    AA     Idaho Housing Authority
           Refunding Ser A                         6.15% due 7/1/2024          250,000           257,950
    AA     Idaho Housing Authority
           Single Fam Mort Mezz-E-1                6.60% due 7/1/2011          125,000           131,718
    AA     Idaho Housing Authority
           Single Fam Mort Rev Ser B1             8.125% due 7/1/2019            5,000             5,222
                                                   8.00% due 1/1/2020           30,000            31,519
    AA     Idaho Housing Authority
           Single Fam Mort SR Ser C1               7.70% due 7/1/2017          60,000            62,791
                                                                               -------           ------
           SUB-TOTAL                                                           580,000           603,895

Irrigation (5.1%)
    AA     Boise Kuna Irr. Dist.                   6.00% due 7/1/2008          250,000           265,838

Medical/Hospitals (3.6%)
    A      Idaho Health Facility
           St. Alphonsus Med. Ctr.                6.25% due 12/1/2012          175,000           184,216

Real Estate (6.3%)
    A      Idaho Falls
           Redevel. Agency Rev.                    8.05% due10/1/2006          100,000           112,549
                                                 8.125% due 10/1/2008          100,000           112,940
   AAA     Idaho Bldg. Authority
           Rev. Ref. Ser C                         5.70% due 9/1/2007         100,000           104,905
                                                                              --------          -------
           SUB-TOTAL                                                           300,000           330,394

Roads (7.5%)
    A      Payette L.I.D.                          7.60% due 5/1/2005           30,000            30,593
    A      Post Falls, Kootenai County            6.50% due 4/15/1996           10,000             9,963
           L.I.D. #91-1                           6.75% due 4/15/1997           10,000             9,976
                                                  7.00% due 4/15/1998           10,000             9,982
                                                  7.20% due 4/15/1999           15,000            14,982
                                                  7.40% due 4/15/2000           15,000            14,996
                                                  7.60% due 4/15/2001           15,000            15,002
                                                  7.75% due 4/15/2002           20,000            20,008
                                                  7.95% due 4/15/2003           20,000            20,018
                                                  7.95% due 4/15/2004           20,000            20,018
                                                  7.95% due 4/15/2005           20,000            20,018
                                                  7.95% due 4/15/2006           20,000            20,016
                                                  7.95% due 4/15/2007           20,000            20,015
    A      Post Falls L.I.D. #91-4                 4.75% due 9/1/1999           30,000            29,942
                                                   5.00% due 9/1/2000           30,000            30,092
                                                   5.20% due 9/1/2001           35,000            35,223
                                                   5.40% due 9/1/2002           35,000            35,077
                                                   5.60% due 9/1/2003          35,000            35,084
                                                                               -------           ------
           SUB-TOTAL                                                           390,000           391,005

School (GO's) (28.6%)
    AA     Ada and Canyon Counties                 6.65% due1/30/2011          100,000           109,566
           Joint School Dist #2 Meridian         7.375% due 7/30/2000          100,000           111,947
   AAA     Bonneville/Bingham Counties            5.40% due 7/30/2008          150,000           153,558
           Jt Schl Dist #93  Ref Ser A            5.50% due 7/30/2010          100,000           102,178
    A      Bonneville County
           School Dist #91                         7.00% due 8/1/2008          155,000           167,216
    A      Canyon County                           5.90% due 8/1/2005           50,000            52,355
           School Dist. #135                       6.00% due 8/1/2006           50,000            53,131
                                                   6.00% due 8/1/2007           50,000            52,783
   AAA     Gooding Co.(Wendell)
           School Dist. #232                       6.00% due 8/1/2008           55,000            58,289
   AAA     Kootenai County
           School Dist #273                        6.00% due 8/1/2012          100,000           106,041
   AAA     Madison County
           School Dist.  #321                      5.60% due 2/1/2010          150,000           155,496

    AA     Payette County                         6.50% due 7/31/2008           80,000            86,514
           School Dist. #372                      6.75% due 7/31/2009          155,000           173,017
                                                  6.75% due 7/31/2010         100,000           111,128
                                                                              --------          -------
           SUB-TOTAL                                                         1,395,000         1,493,219

State Education (14.2%)
   AAA     Boise St. Univ.                         6.20% due 4/1/2010          200,000           215,580
           Fee Revenue                             6.30% due 4/1/2014          100,000           108,367
    A      Idaho State University
           Student Fee                             6.40% due 4/1/2014          250,000           268,191
   AAA     University of Idaho
           Student Fee Rev.                        7.70% due 4/1/2010           85,000            91,922
    A      University of Idaho
           Revenue                                 6.85% due 4/1/2016          50,000            55,547
                                                                               -------           ------
           SUB-TOTAL                                                           685,000           739,607

Utility-Electric Power (1.9%)
   AAA     Idaho Falls
           Elec. Rev.                              6.75% due 4/1/2019          100,000           103,205

Utility-Sewer (5.0%)
    A      Hayden Lake L.I.D. #1                   6.00% due 9/1/2004           60,000            59,991
    A      Troy Sewer Rev.
                                                   6.80% due 2/1/1996           10,000             9,995
                                                   6.90% due 2/1/1997           10,000            10,121
                                                   7.00% due 2/1/1998           10,000            10,256
                                                   7.10% due 2/1/1999           10,000            10,449
                                                   7.20% due 2/1/2000           10,000            10,541
                                                   7.30% due 2/1/2001           10,000            10,593
                                                   7.40% due 2/1/2002           10,000            10,672
                                                   7.50% due 2/1/2003           10,000            10,659
                                                   7.60% due 2/1/2004           10,000            10,676
                                                   7.70% due 2/1/2005           15,000            16,076
                                                   7.80% due 2/1/2006           15,000            16,016
                                                   7.90% due 2/1/2007           15,000            16,019
           Troy Sewer Rev. cont'd.                 8.00% due 2/1/2008           15,000            15,948
                                                   8.00% due 2/1/2009           20,000            21,416
                                                   8.00% due 2/1/2010          20,000            21,408
                                                                               -------           ------
           SUB-TOTAL                                                           250,000           260,836

Utility-Water Supply (10.9%)
    A-     American Falls Res.                     7.25% due 5/1/2004           70,000            78,379
           Ref. Series A                          7.625% due 5/1/2021          150,000           169,303
    A      McCall Water Rev., Ser 1994             6.25% due 9/1/2008          200,000           210,249
    A      McCall Water Revenue                   6.375% due 9/1/2014           70,000            73,380
    A      Ucon Water & Sewer Rev. Ref.           7.75% due 12/1/2002          35,000            39,009
                                                                               -------           ------
           SUB-TOTAL                                                          525,000           570,320
                                                                              --------          -------

Total Investments (96.7%)                                                $  4,750,000         $5,048,501
                                                                        ==============
Other Assets (net of liabilities) (3.3%)                                                        171,813
                                                                                                -------
Total Net Assets (100%)                                                                     $ 5,220,314

These unaudited bond ratings reflect the adviser's current rating of each bond, as determined using Standard & Poor's and Moody's ratings.

Financial Highlights
Selected data per share of capital stock outstanding throughout the period:
                                                                                                 Sept. 4,
                                                                                                        '87
                                                                                                 (commence-
                                                                                                  ment of
                                                                                                        op-
                                                                                  For Year Ended erations)
                                                                                     November 30         to
                                 ----------------------------------------------------------------
                                    1995    1994    1993    1992    1991    1990    1989    1988 Nov. 30
                                 -------    ----    ----    ----    ----    ----    ----    ---- -------
                                                                                                        '87
Net asset value at beginning
   of period                       $4.76    $5.23    $5.16    $5.10    $5.03    $5.07    $4.98    $5.03 $5.00

   Income From Investment
   Operations
   Net investment income
                                    0.26    0.27    0.25    0.28    0.30    0.33    0.35    0.35       0.02
   Net gains or losses on
   securities
      (both realized and
      unrealized)                  0.52   (0.46)   0.12    0.09    0.07   (0.04)   0.09   (0.05)      0.02
                                   -----  ------   -----   -----   -----  ------   -----  ------      ----
Total From Investment
Operations                          0.78  (0.19)    0.37    0.37    0.37    0.29    0.44    0.30       0.04
   Less Distributions
   Dividends (from net
   investment
      income)                     $       $       $               $       $       $       $       $
                                  (0.26)  (0.27)  (0.25) (0.285)  (0.30)  (0.33)  (0.35)  (0.35)     (0.01)
   Distributions (from capital     0.00   (0.01)  (0.05) (0.025)   0.00    0.00    0.00    0.00       0.00
                                   -----  ------  ------ -------   -----   -----   -----   -----      ----
   gains)
Total Distributions
                                  (0.26)  (0.28)  (0.30)  (0.31)  (0.30)  (0.33)  (0.35)  (0.35)     (0.01)
Net asset value at end            $       $       $       $       $       $       $       $
                                    5.28    4.76    5.23    5.16    5.10    5.03    5.07    4.98 $
                                                                                                       5.03
    of period
Total Return                      16.68% (3.76)%   7.35%   7.49%   7.63%   5.94%   9.17%   6.45%      3.20%
Ratios / Supplemental Data
Net assets ($000), end of         $       $       $       $       $       $       $       $
period                             5,220   6,841   7,367   5,808   3,803   2,540     808     335 $
                                                                                                         29
Ratio of expenses to average
   net assets*                     0.75%   0.75%   0.75%   0.75%   0.75%   0.97%   0.90%   0.28%      0.11%
Ratio of net investment income
   to average net assets*          5.07%   5.28%   4.79%   5.64%   6.08%   6.74%   6.51%   6.58%      0.56%
Portfolio turnover rate              28%     36%     31%     17%     15%     17%     13%    100%         0%
               * Not Annualized

For each of the above years, all or a portion of the expenses were waived. If these costs had not been waived, the resulting increase to expenses per share in each of the above periods would be $.016, $.007, $.009, $.008, $.02, $.02, $.05,
$.10, $.19, and $.01, respectively. The increase to the ratio of expenses to average monthly net assets would be .26%, .14%, .18%, .17%, .54%, 1.01%, 1.25%,
2.24% and .11%, respectively. (The accompanying notes are an integral part of these financial statements)

Statement of Assets and Liabilities
As of November 30, 1995
Assets
      Investments, at value
      Municipal Bonds (cost $4,797,276)                             $5,048,501
      Cash                                                             78,340
      Interest receivable                                              97,090
      Insurance deposit                                                   800
                                                                          ---
            Total Assets                                            $5,224,731
                                                                    ----------
Liabilities
      Payable to affiliate                                             4,417
                                                                       -----
            Total Liabilities                                           4,417
                                                                        -----
Net Assets                                                          5,220,314
                                                                    ---------
Fund shares outstanding                                              988,761
Analysis of Net Assets
      Paid in capital (unlimited shares authorized, no par value)   5,033,109
      Undistributed net investment income (loss)                           (26)
      Accumulated net realized gain (loss) on investments             (63,994)
      Unrealized net appreciation on investments                     251,225
                                                                     -------
      Net Assets applicable to Fund shares                          $5,220,314
                                                                    ==========
Net Asset Value per share                                           $     5.28

Statement of Operations
Year ended November 30, 1995
Investment income
      Interest income                                    $   368,984
      Amortization of bond premiums                         (12,119)
      Accretion                                              1,154
      Miscellaneous                                             221
                                                                ---
          Gross investment income                                       $358,240
Expenses
      Investment adviser and administration fee              30,862
      Professional fees                                       13,612
      Shareowner servicing                                    5,205
      Printing and postage                                    4,954
      Filing and registration fees                           2,155
      Other expenses                                           5,618
                                                               -----
      Total gross expenses                                    62,406
          Less earnings credits                                         (2,041)
          Less advisory fee waived                           (14,048)
                                                             -------
      Net expenses                                                       46,317
                                                                         ------
          Net investment income                                         311,923
                                                                        -------
Net realized gain (loss) on investments
      Proceeds from sales                                3,446,364
      Less cost of securities sold based on identified
      cost                                                 3,510,768
                                                           ---------
          Realized net loss                                            (64,404)
                                                                       -------
Unrealized gain (loss) on investments
      End of period                                         251,225
      Beginning of period                                  (500,262)
                                                           --------
      Increase in unrealized gain for the period            `           751,487
                                                                        -------
          Net realized and unrealized gain on investments              687,083
                                                                    -----------
Net increase in net assets resulting from operations                   $999,006
                                                                       ========

(The accompanying notes are an integral part of these financial statements)

Statement of Changes in Net Assets
INCREASE (DECREASE) IN NET ASSETS                                                 Year ended      Year ended
                                                                               Nov. 30, 1995   Nov. 30, 1994
Operations:
     Net investment income                                                       $   311,923                   $
                                                                                                                    381,688
     Net realized (loss) gain on investments                                     (64,404)         19,224
     Net  increase (decrease) in unrealized appreciation                           751,487        (692,425)
                                                                                   -------        --------
     Net  increase (decrease) in net assets                                       999,006        (291,513)

Dividends to Shareowners From:
     Net investment income                                                      (311,941)       (383,476)
                                                                                --------        --------
     Capital gains distributions                                                 --           (20,015)
                                                                                              -------

Fund Share Transactions:
     Proceeds from sales of shares                                               793,990       2,393,405
     Value of shares issued in reinvestment of dividends                         226,992         287,510
                                                                                 -------         -------
                                                                                 1,020,982       2,680,915
     Cost of shares redeemed                                                      (3,329,049)    (2,512,371)
------------------------------------------------------------------------------   -----------    -----------    ------------
     Net increase (decrease) in net assets from share transactions                (2,308,067)    168,544
                                                                                 -----------    ------------
  Total increase (decrease) in net assets                                      (1,621,002)     (526,460)

Net Assets
     Beginning of period                                                           6,841,316      7,367,776
                                                                                   ---------      ---------
     End of Period                                                                              $ 5,220,314    $ 6,841,316
==============================================================================   ===========    ===========
     (Including undistributed net investment income of
     ($26) for  Nov. 30,1995 and ($8) for Nov. 30,1994)
Shares of the Fund Sold and Redeemed
     Number of shares sold                                                                        225,327         466,823
     Number of shares issued in reinvestment of dividends                                            44,240          57,107
     Number of shares redeemed                                                                   (717,954)       (495,726)
                                                                                                 --------        --------

Net Increase (Decrease) in Number of Shares Outstanding                                        (448,387)        28,204
                                                                                               ========         ======

(The accompanying notes are an integral part of these financial statements)

                         DISCUSSION of FUND PERFORMANCE
                                   (unaudited)
     For the twelve-month period ending November 30, 1995, Idaho Tax-Exempt Fund returned shareholders 16.68%. At November 30, the 30-day yield on the Fund was 4.6% and the share price had risen to $5.28 from $4.76 at the beginning of the fiscal year.

Although the bond market enjoyed a substantial recovery from the bear market of fiscal 1994, concerns about a possible flat (or flatter) federal income tax meant the municipal bond market maintained a fairly high level of interest rates relative to taxable securities. While this high relative yield presented an opportunity to buyers of municipal bonds generally, it did restrain somewhat the rally in price experienced by some issues in the marketplace.

The primary objective of the Fund is income exempt from federal and Idaho personal income taxes, with the secondary objective of capital preservation. Although Idaho has a relatively high personal income tax, the fact that its per capita outstanding municipal debt is only one-third the national average and that it has a high income tax means Idaho debt is relatively dear in the market because of the excess of demand over supply. These factors reduce the yield on Idaho bonds compared to similar issues of other states, but also contribute to relative stability of principal.

The Fund's secondary policy of preservation of capital drives it to maintain a moderate portfolio maturity in the intermediate 5-to-15 year range. While the Fund's policies limit price risk normally associated with longer maturities, when compared to a general bond index, such as the Lehman Municipal Index, or funds with policies more like the Index, the Fund typically will experience both less price decline and appreciation than the Index. Though the Fund does not try to "beat" the Lehman or any other specific index, the Fund's returns, considering lower price fluctuation, compared favorably to that of the Index for the fiscal year, as shown in the accompanying chart.

The line graph below compares Idaho Tax-Exempt Fund's performance to the Lehman Brothers Municipal Bond Index, a broad-based municipal bond market index. To be comparable, the Municipal Index data includes reinvested income (as computed by Lehman Brothers Fixed Income Research). Note that this graph compares an unmanaged, expense-free index to an actively managed fund that has transaction and other costs and stands ready to buy and sell its securities to shareholders on a daily basis, as well as providing s a wide range of services to them. Additionally, it should be noted that few if any investors are able to invest in such a portfolio because of the large amount of securities involved to model such a portfolio.

Were the Fund to target the Index as an objective, the Fund might take greater risk in a longer term maturity in its portfolio to take advantage of the fluctuation--for better or for worse--available in such a portfolio. However, maintaining the stability of capital is an objective of the Fund, so we believe the Fund has performed well within expectations.
The graph shows that $10,000 invested in Idaho Tax-Exempt Fund at the end of September 1987 would have grown to $17,225 at the end of November 1995. If $10,000 could have been invested in the Lehman Brothers Municipal Bond Index at the end of September 1987, that would have grown to $20,678.
Date               The Fund           Lehman Index
            Sep-87            $10,000           $10,000
          11/30/88              10679             11391
          11/30/89              11658             12644
          11/30/90              12351             13620
          11/29/91              13294             15019
          11/30/92              14290             16525
          11/30/93              15341             18356
          11/30/94              14763             17392
          11/30/95              17225             20678

(Graph omitted)

NOTES TO FINANCIAL STATEMENTS
Note 1-Organization
Saturna Investment Trust, (formerly Northwest Investors Trust) Trust (the "Trust") was established under Washington State Law as a Business Trust on February 20, 1987. The Trust is registered as a no-load, open-end series investment company under the Investment Company Act of 1940, as amended. Four portfolios have been created to date in addition to Idaho Tax-Exempt Fund (the "Fund.") The other four portfolios distribute through a separate prospectus and the results of those funds are contained in a separate report.

Note 2--Significant Accounting
Policies
The following is a summary of the significant accounting policies followed by the Fund.

Investments:
Fixed-income securities for which there are no publicly available market quotations are valued using a matrix based on maturity, quality, yield and similar factors, which are compared periodically to multiple dealer bids and adjusted by the adviser under policies established by the Trustees.

The cost of securities is the same for accounting and Federal income tax purposes. Securities transactions are recorded on trade date. Realized gains and losses are recorded on the identified cost basis.

Income and Expenses:
Interest income is reduced by the amortization of bond premiums, on a constant yield-to-maturity basis from purchase date to maturity.

Interest income is increased by accretion only for bonds underwritten as original issue discounts. Market discounts are recorded as realized gains upon disposition.

Expenses incurred by the Trust on behalf of the Fund (e.g., professional fees) are allocated to the Fund and the other Funds of the Trust on the basis of relative daily average net assets. The Adviser has agreed to certain limits on expenses, as described below.

Income taxes:
The Fund has elected to be taxed as a regulated investment company under the Internal Revenue Code and distribute substantially all of its taxable net investment income and realized net gains on investments. Therefore, no provision for Federal income taxes is required. Further, the Fund intends to meet IRS requirements for tax-free income dividends, and requirements of the Idaho Department of Revenue for income dividends free of Idaho state income tax.

Dividends and distributions to shareowners:
Dividends and distributions to shareowners are recorded on the ex-dividend date. Dividends are paid daily and distributed on the last business day of each month. Shareowners electing to reinvest dividends and distributions purchase additional shares at the net asset value on the payable date.

Note 3--Transactions with Affiliated Persons
Under a contract approved by share-owners on October 12, 1990, Saturna Capital Corporation provides investment advisory services and certain other administrative and distribution services to conduct the Fund's business. For such services, the Fund pays an annual fee equal to .50% of average daily net assets. For the year ended November 30, 1995, the Fund incurred advisory fee expenses of $30,862.

Saturna Capital has volunteered to reimburse the Fund to the extent that total expenses of the Fund, (excluding interest, brokerage commissions and taxes) exceeds 0.75% through November 30, 1995 and .80% througn March 31, 1997. Accordingly, for the year ended November 30, 1995, Saturna Capital waived $14,048 of the advisory fee.

In accordance with the Fund's agreement with its custodian bank, National City Bank, for the year ended November 30, 1995, custodian fees incurred by the Fund, amounted to $2,041.

Two trustees, who also serve as officers of the Trust, are directors and officers of Saturna Capital Corporation.

The Trust acts as a distributor of its own shares, except in those states in which Investors National Corporation (a subsidiary of Saturna Capital Corporation) is itself registered as a broker-dealer and acts as distributor without compensation. Saturna Capital Corporation acts as shareowner servicing (transfer) agent for the Fund, for a monthly fee plus certain expenses. For the fiscal year ended November 30, 1995, the Fund paid such a fee of $5,205.

All trustees have served to date without compensation; however, effective January 1, 1996 the unaffiliated trustees will begin to receive a fee of $100 per meeting attended each. On November 30, 1995, the trustees, officers and their immediate families as a group owned none of the outstanding shares of the Fund.

Note 4--Federal Income Taxes
At November 30, 1995, theFund had capital loss carryforwards of $64,404 which expire in 2003. Prior to their expiration, such loss carryforwards may be used to offset future net capital gains realized for Federal income tax purposes.

Note 5--Investments
At November 30, 1995, the net unrealized appreciation of investments for the Fund of $251,225 comprised gross unrealized gains of $259,531 and gross unrealized losses of $8,306.

During the year ended November 30, 1995, the Fund purchased $1,643,866 of securities and sold/matured $3,446,364 of securities.
                                    REPORT of
                             INDEPENDENT ACCOUNTANTS
                            To the Board of Trustees
and Shareowners of
Saturna Investment Trust

In our opinion, the accompanying statement of assets and liabilities, including the schedule of investments, and the related statements of operations and of changes in net assets and the financial highlights present fairly, in all material respects, the financial position of the Idaho Tax-Exempt Fund, a series of Saturna Investment Trust, (formerly Northwest Investors Trust; hereafter referred to as the "Trust") at November 30, 1995, the results of its operations for the year then ended, the changes in its net assets for each of the two years in the period then ended, and the financial highlights for each of the six years in the period then ended, in conformity with generally accepted accounting principles. These financial statements and financial highlights (hereafter referred to as "financial statements") are the responsibility of the Trust's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these financial statements in accordance with generally accepted auditing standards which require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits, which included confirmation of securities at November 30, 1995 by correspondence with the custodian and a broker, provide a reasonable basis for the opinion expressed above. The financial statements of the Trust for each of the two years in the period ended November 30, 1989 and for the period September 4, 1987 (commencement of operations) through November 30, 1987 were audited by other independent accountants whose report dated January 19, 1990 expressed an unqualified opinion on those statements.


Seattle, Washington
December 15, 1995

                             Idaho Tax-Exempt Fund,
A Portfolio of Saturna Investment Trust
Saturna Capital
                                  Mutual Funds
                                                             1-800/SATURNA
                                                             (800/728-8762)
This report is issued for the  information of the shareowners of the Fund. It is
not  authorized  for   distribution  to  prospective   investors  unless  it  is
accompanied or preceded by an effective prospectus relating to the securities of the Fund. Idaho Tax-Exempt Fund is a series of Saturna
Investment Trust.
                         (GRAPHIC OF IDAHO MAP OMITTED)
                                  ANNUAL REPORT
November 30, 1995